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Exhibit 3.68

STATE OF DELAWARE
CERTIFICATE OF INCORPORATION
A STOCK CORPORATION

        1.     The name of the corporation is: WFI NMC Corp.

        2.     The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

        3.     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

        4.     The total number of shares of stock that the corporation shall have authority to issue is 1,000 shares at no par value. The designations and the powers, preferences and rights, and the qualifications, limitations or restrictions thereof shall be determined by resolution of the Board of Directors of the Corporation.

        5.     The name and mailing address of the incorporator is as follows:

NAME	Sherri A. Jackson
MAILING ADDRESS	Wireless Facilities, Inc, 1840 Michael Faraday Drive, Suite 200 Reston, Virginia 20190

        6.     The name and mailing address of each person who is to serve as a director until their successors are elected and qualified, is as follows:

NAME	Dr. Masood Tayebi
MAILING ADDRESS	Wireless Facilities, Inc. 4810 Eastgate Mall San Diego, CA 92121
NAME	Terry M. Ashwill
MAILING ADDRESS	Wireless Facilities. Inc. 4810 Eastgate Mall San Diego, CA 92121
NAME	Scott Fox
MAILING ADDRESS	Wireless Facilities. Inc. 4810 Eastgate Mall San Diego, CA 92121

        7.     A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach, of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.

        I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the general Corporation Law of the State of Delaware, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 13th day of October, 2000.

/s/ Sherri A. Jackson Sherri A. Jackson Incorporator

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  Exhibit 3.68
STATE OF DELAWARE CERTIFICATE OF INCORPORATION A STOCK CORPORATION